Exhibit 99.1

PART II, Item I - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed by NL Industries, Inc. (File No. 1-640)

       Reference is made to NL's 1997 Annual Report for descriptions of certain previously reported legal proceedings.

       ~Adams~v.~NL~Industries,~Inc.,~et~al.~(No.~A9701785)~. In March 1998 the plaintiffs dismissed this case without prejudice.

       ~Batavia,~New~York~Superfund~Site~. In April 1998 the U.S. EPA indicated that its claim for past costs from the PRPs was approximately $2.4 million.

~      De~Leon~vs.~Exide~Corp.~and~NL~Industries,~Inc.~(No.~DV98-02669-B)~.  In
April 1998 NL was served with a complaint on behalf of 47 homeowners and their spouses seeking damages for alleged loss of property value, repair costs, mental anguish, environmental monitoring, punitive damages and injunctive relief in connection with property allegedly contaminated by a secondary lead smelter formerly owned by NL. The time for defendants to file their answer or other response to the complaint has not yet expired. NL intends to defend the action vigorously.









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